Exhibit 23.1




             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the registration statement filed with the Securities and Exchange Commission on Form S-8 filed on July 10, 1995 of Cascade Financial Corporation of our report dated June 14, 2005, with respect to the statements of net assets available for benefits of the Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the years then ended, and the related supplemental financial statement schedule, which report appears in the December 31, 2004 annual report on Form 11-K of the Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan.


/s/ MOSS ADAMS, LLP

Everett, Washington
June 22, 2005